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                                                                    Exhibit 10.9


                                    AGREEMENT

         THIS AGREEMENT, made as of the latest date set forth above the signatures of the parties (the "Effective Date"), by MAZEL STORES, INC., an Ohio corporation, with its principal place of business at 200 Helen Street, South Plainfield, New Jersey 07080 (the "Company") and JERRY D. SOMMERS, an individual residing at 8634 Pickerington Road, Pickerington, Ohio 43147-9663 (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company and Executive are parties to an employment agreement dated February 25, 2000, effective as of November 1, 2000 (the "Employment Agreement");

         WHEREAS, Executive filed a lawsuit against the Company styled as JERRY
D. SOMMERS V. MAZEL STORES, INC., Case No. 02-CVH04-3813, Franklin County, Ohio Court of Common Pleas on April 8, 2002 ("Lawsuit");

         WHEREAS, Company and Executive have agreed to terminate the Employment Agreement as of the Effective Date and pursuant to the terms and conditions of this Agreement in settlement of all claims;

         WHEREAS, Executive has been given twenty-one days after receipt of this Agreement within which to consider it before signing it.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. TERMINATION OF EMPLOYMENT. The parties agree that the Executive's employment with the Company and all of its Affiliates (as defined in the Employment Agreement), is hereby terminated as of the Effective Date. Executive further resigns as an officer and director of the Company as of the Effective Date. Executive agrees to execute and deliver to the Secretary of the Company a letter evidencing and affirming such resignations, each as of the Effective Date.

         2. SEVERANCE PAYMENT. In consideration of the terms set forth in this Agreement, the Company agrees to pay Executive, concurrently with the execution and delivery of this Agreement, the sum of Seven Hundred Twenty-Eight Thousand Dollars ($728,000), subject to all applicable federal, state and local withholding taxes ("Severance Pay"). Notwithstanding the foregoing, due to Executive's right to revoke the release and waiver of claims under the ADEA (as set forth in Section 5(A) herein), thereby relieving the Company of its obligation to provide Executive the Separation Pay, the Company's obligation to provide Executive with the Severance Pay will take effect eight days after Executive has signed this Agreement (assuming that Executive fails to revoke the release of his ADEA claims); provided, however, that Executive provides a notice confirming that he is not revoking the release of his ADEA claim.

         Therefore, upon execution and delivery of this Agreement, the Company shall deposit the Severance Pay with Executive's legal counsel, Gary D. Greenwald to be held in escrow during





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the ADEA Waiting Period. Upon receipt of a written notice from Executive eight days after Executive has signed this Agreement stating that Executive did not revoke his release and waiver of claims under the ADEA, Gary D. Greenwald shall immediately distribute the Severance Pay to Executive and shall have no further obligations to Company or Executive regarding the Severance Pay. If Executive does revoke the release of his ADEA claims (or fails to provide notice before May 22, 2002 confirming that he is not revoking the release of his ADEA claim), Gary D. Greenwald shall immediately return the Severance Pay to the Company.

         In addition to the Severance Pay, the Company shall pay to Executive any accrued, but unpaid salary due to Executive as of April 15, 2002, but not for any period beyond April 15, 2002.

         3. REPURCHASE OF EXECUTIVE'S SHARES. In consideration of the terms set forth in this Agreement, the Company will repurchase one hundred thousand (100,000) common shares of the Company (the "Shares") that are owned as of the Effective Date by the Executive for a price per share equal to Three Dollars and 50/100 ($3.50). The Company agrees to pay said amount to Executive concurrently with the execution and delivery of (i) this Agreement and (ii) Executive's share certificate(s) representing his ownership of the Shares ("Certificate"). This payment shall be in addition to the amounts set forth in Section 2 hereof. Notwithstanding any provision to the contrary herein, the parties agree that Company's agreement to buy and Executive's agreement to sell the Shares is not contingent upon Executive's release of his ADEA claim. The parties further agree that Executive shall deliver the Certificate to the Company within one day of signing this Agreement and Company shall pay Executive the consideration set forth in this Section 3 by wire transfer upon receipt of the Certificate.

         4. DISMISSAL OF LAWSUIT WITH PREJUDICE. In consideration of the terms set forth in this Agreement, Executive shall cause his counsel to file an entry with the Franklin County Court of Common Pleas dismissing with prejudice the Lawsuit.


         5. RELEASE OF CLAIMS AND COVENANT NOT TO SUE.

              A. In further consideration for the amounts to be paid by the Company to Executive hereunder, Executive does hereby release and forever discharge the Company and each Affiliate and their respective directors, officers, executives, shareholders, agents (including, but not limited to, accountants and attorneys) (such individuals, the Company, and the Affiliates are hereunder collectively referred to as "Related Parties") from all claims, causes of action and liabilities of every kind and description whatsoever, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, which Executive has or may have against them or any of them by reason of any fact, matter or thing from the beginning of the world to the date of this Agreement, with the sole exception of: (i) claims arising out of the breach of any of Company's obligations under this Agreement; (ii) payment of medical claims in accordance with the terms of the Company's insurance policy for services rendered prior to the Effective Date; and (iii) payments due Executive under the Company's 401(k) Plan (collectively, the "Retained Claims"). Without limiting the generality of the preceding sentence, Executive does hereby release the Released Parties from all claims, causes of action and liabilities arising




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from or relating to: (i) his employment or other association with the Company or with any Affiliate; (ii) any right which Executive has, had or may have had to receive any sum of money of the Company or of any Affiliate; (iii) any rights or claims which Executive may have against the Company or any Affiliate for any cause whatsoever; (iv) any claims for salary, bonuses, vacation pay, fringe benefits, director's fees, business expenses and allowances or severance pay;
(v) claims based on oral or written contracts; (vi) claims arising under any federal or state statutes, including but not limited to, claims asserting discrimination on account of age, race, color, sex, religion, national origin or veteran or handicap status and claims under the Age Discrimination in Employment Act of 1967 ("ADEA"), as amended, ERISA, Title VII of the 1964 Civil Rights Act and the Older Worker Benefit Protection Act; (vii) claims for damages for breach of contract or implied contract; (viii) claims based on personal injury, including, without limitation, infliction of emotional distress; (ix) wrongful termination or breach of covenant of good faith and fair dealing; (x) claims asserting defamation, interference with contract or business relationships or promissory estoppel; and (xi) claims relating to Executive's ownership, acquisition and/or sale of Company stock

         Executive covenants and agrees that he will never assert a claim or institute any cause of action or file a charge based on claims, causes of action and liabilities of every kind and description whatsoever, known and unknown, foreseen and unforeseen, suspected and unsuspected, asserted or unasserted, which Executive has or may have against the Company, any Affiliate, or any other Released Party by reason of any fact, matter or thing from the beginning of the world to the date of this Agreement (except for Retained Claims) with any court of law or administrative tribunal, and further agrees that should he violate the foregoing covenant not to sue by asserting a claim, instituting an action or filing a charge against the Company, any Affiliate, or any other Released Party which is prohibited under this Agreement, Executive will pay all of Company's costs and expenses (including, without limitation, attorneys' fees) of defending against the suit incurred by the Company or any other Released Party. Executive acknowledges and agrees that the monetary benefits provided in this Agreement constitute sufficient consideration for the Release and Covenant Not to Sue contained herein, that there are substantial benefits to Executive, and Executive further acknowledges that he has voluntarily and knowingly entered into this Agreement with the benefit of advice and counsel of his choice and a full understanding of its terms and meanings.

         Executive acknowledges that the Company has notified him that, under federal law: (i) Executive has twenty-one (21) days from the date of execution by Executive of this Agreement to consider the release and covenant to sue solely with respect to claims arising under the ADEA; and (ii) the release of claims and covenant not to sue under the ADEA are not enforceable for a period of seven (7) days following the execution by Executive of this Agreement ("ADEA Waiting Period") and may be revoked by Executive during such time. Revocation of the release of claims under ADEA may be effected by Executive solely by notifying the Company in writing of his election to revoke and delivering such notice to the Company within the aforesaid ADEA Waiting Period. Such revocation shall not affect any of the other terms and provisions of this Agreement.



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               B. In consideration for Executive's agreements, obligations and covenants contained in this Agreement, the Company does hereby release and forever discharge Executive and his heirs, executors, administrators, personal representatives, successors and permitted assigns, from all claims, causes of action and liabilities of every kind and description whatsoever, known and unknown, foreseen and unforeseen, suspected or unsuspected, asserted or unasserted, which the Company has or may have against Executive by reason of any fact, matter or thing from the beginning of the world to the date of this Agreement, except for claims arising out of the breach by Executive of any of his obligations, representations, warranties and covenants under this Agreement. Without limiting the generality of the preceding sentence, the Company does hereby release Executive from all claims, causes of action and liabilities arising from or relating to Executive's previous employment (including his services as a director) with the Company and/or the circumstances giving rise to the execution and delivery of this Agreement. The Company covenants and agrees that it will never assert or institute any cause of action or file a charge arising from or relating to Executive's previous employment with the Company and/or the circumstances giving rise to the execution and delivery of this Agreement, and further agrees that should the Company violate the foregoing covenant not to sue by instituting an action or filing a charge against Executive which is prohibited under this Agreement, Company will pay all costs and expenses (including, without limitation, attorneys' fees) of defending against the suit incurred by Executive.

         6. INDEMNIFICATION. The Company agrees to indemnify the Executive from and against any loss, expense, damage or injury suffered or sustained by Executive by reason of any acts, omissions, or alleged acts or omissions, arising out of his activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to, any judgment, award, settlement, reasonable attorney's fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; providing that the acts, omissions or alleged acts or omission, upon which such actual or threatened action, proceeding or claim is based were not performed or omitted fraudulently or in bad faith or as a result of willful misconduct by Executive or as a result of a breach of fiduciary duty; and provided that Executive reasonably believed that the acts, omissions or alleged acts or omissions were in the best interests of the Company and/or its Affiliates.

         7. NON-COMPETITION; TERMINATION OF EXISTING EMPLOYMENT AGREEMENT. By this Agreement, the parties agree to the termination of the Employment Agreement as of the Effective Date. Notwithstanding the terms of the Employment Agreement, the non-competition provision of Section 6.1 thereof shall terminate as of the Effective Date.

         Notwithstanding the foregoing, Executive covenants and agrees that during the period commencing on the Effective Date and ending on the date October 31, 2003 (the "Restricted Period"), the Executive shall not become or serve as an officer, director or employee of Big Lots, Inc. ("Non-Compete Provision"). Executive acknowledges that the Non-Compete Provision is reasonable, fair and equitable in scope, terms and duration, and is necessary to protect the legitimate business interests of the Company. Executive covenants that he will not challenge the enforceability of the Non-Compete Provision nor will he raise any equitable defense to its enforcement.



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         8. RETURN OF COMPANY PROPERTY. Executive covenants and agrees to return, on or before the Effective Date, all records and other property of the Company, including, but not limited to, all keys, credit cards, Dictaphones, portable telephones, confidential records, and other property in Executive's hands or under his control as of the Effective Date.

         9. STOCK OPTIONS. All of Executive's unexercised, non-vested stock options for Common Stock of the Company shall terminate on the Effective Date. Vested options shall expire in accordance with the terms of their respective option grant.

         10. COBRA COVERAGE. The Executive has decided to elect COBRA coverage and Company shall provide coverage to Executive at a rate not to exceed 100% of premiums.

         11. CONFIDENTIALITY. Executive agrees to keep the substance of the negotiations and the terms and conditions of this agreement strictly confidential. Executive further agrees not to disclose the substance of the negotiations or the terms and conditions of this agreement, except to his tax, financial, and/or legal advisors or members of his immediate family, each of whom will also have an obligation of confidentiality. Notwithstanding the foregoing, the Company acknowledges and agrees that prior to the inclusion of this Section in the Agreement, Executive has disclosed the substance of his negotiations and the proposed terms and conditions of this Agreement to Brady Churches and that said disclosure shall not be considered a breach of this Agreement.

         12. NON-DISPARAGEMENT. The Company agrees not to disparage Executive's professional or personal reputation. Executive agrees not to disparage the Company or the professional or personal reputation of any Company officer, director or employee. The Executive and the Company agree to respond to inquiries regarding Executive's departure with a mutually agreed upon statement. If a prospective employer contacts the Company regarding Executive's employment, a senior executive of the Company will provide a positive account of Executive's service to the Company. Otherwise, only title and dates of employment will be released without Executive's advance written consent.

         13. MISCELLANEOUS.

              A. NOTICES. All notices, request, demands or other communications hereunder must be in writing executed by an authorized representative of the party responsible therefor, and must be given either by hand delivery or telecopy or other telecommunications device capable of creating a written record (confirmed by registered or certified mail or by overnight courier):

              If to Company:            Mazel Stores, Inc.
                                        200 Helen Street
                                        South Plainfield, New Jersey 07080
                                        ATTN: Peter J. Hayes
                                        Telecopier Number: (908) 222-9741


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              With a copy to:           Kirkland & Ellis
                                        Citigroup Center
                                        153 East 53rd Street
                                        New York, New York 10022-4675
                                        ATTN: Yosef J. Riemer, Esq.
                                        Telecopier Number: (212) 446-4900

              If to Executive:          Jerry Sommers
                                        8634 Pickerington Road
                                        Pickerington, Ohio 43147-9663

              With a copy to:           Shayne & Greenwald Co., L.P.A.
                                        221 South High Street
                                        Columbus, Ohio 43215-4503
                                        ATTN: Gary D. Greenwald, Esq.
                                        Telecopier Number: (614) 221-4070

         B. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that facsimile signatures shall be accepted as originals for all purposes under this Agreement.

         C. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior discussions, correspondence, agreements or understandings (whether oral or written) between the parties hereto with respect to such matters, including, but not limited to, the Employment Agreement (which shall be null and void and of no further force and effect).

         D. BINDING EFFECT/NON-ASSIGNABILITY. This Agreement shall inure to the benefit of and shall bind the Company and its successors and assigns (whether by way of sale of assets, merger, consolidation, combination, reorganization, bankruptcy or other proceedings), and Executive, his heirs, representatives, successors and permitted assigns. Notwithstanding anything herein contained to the contrary, this Agreement and the rights and obligations of Executive hereunder are personal to Executive and may not be assigned or delegated to any Third Party.

         E. SEVERABILITY. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the Agreement. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be overly broad or unenforceable, such court is hereby empowered and authorized to limit such restriction so that it is enforceable for the longest duration of time and greatest scope possible.




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         F. GOVERNING LAW/DISPUTE RESOLUTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. All controversies, claims or disputes arising out of or related to this Agreement shall be settled before a single arbitrator in Columbus, Ohio under the commercial rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator may be entered in any court of competent jurisdiction. The arbitrator's fees shall be split equally among the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above their signatures.

                                 Executed by the Company on May ___, 2002

                                 MAZEL STORES, INC.



                                 By: ____________________________________

                                 Print Name:_____________________________

                                 Title:__________________________________


                                 Executed by Executive on May ___, 2002


                                 ________________________________________
                                 Jerry D. Sommers


                                 ________________________________________
                                 Gary D. Greenwald, as to Section 2 only



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